UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): November 23, 2016

Towerstream Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33449	20-8259086
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88 Silva Lane Middletown, RI	02842
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (401) 848-5848

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 23, 2016, Towerstream Corporation (the “Company”) entered into an employment agreement with Arthur Giftakis, who has served as its Chief Operating Officer since February 16, 2016 (the “Employment Agreement”).  Under the Employment Agreement, Mr. Giftakis will serve as the Company’s Chief Operating Officer for a base salary of $230,000 per year. He shall be eligible for bonus compensation of up to $115,000 per year in cash, stock or options, as may be approved at the discretion of the Compensation Committee. The Employment Agreement has a term of two years and may be automatically renewed for additional one year terms unless earlier terminated by either party with three months prior notice. Upon termination for any reason, the executive shall be entitled to accrued but unpaid salary and bonus. Upon termination without cause by the Company, for good reason by the executive or within 180 days of a change of control, the executive shall also be entitled to the greater of his base salary through the balance of the employment period or twelve months base salary, continued participation in the Company’s benefits plans to be paid by the Company and immediate vesting of all stock option and other equity awards.

The description of the Employment Agreement included herein is incomplete.  The Employment Agreement contains various additional terms and conditions which are included in Exhibit 10.1 hereto and should be reviewed in its entirety.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Employment Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWERSTREAM CORPORATION

Date: November 25, 2016	By:	/s/ Philip Urso
Philip Urso, Interim Chief Executive Officer